Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K/A, Amendment No. 2 of Principal Capital Group, Inc., Formerly known as Fortuna Gaming Corp. of our report dated January 28, 2009 on our audit of the financial statements of Principal Capital Group, Inc. as of October 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended October 31, 2008, 2007 and since inception March 14, 2002 through October 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 17, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501